                                                                    EXHIBIT 23.4

16 September 1998

Dear Sirs

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Sunterra Corporation filed on or about 16 September 1998 of our report dated 27 March 1997, with respect to the consolidated financial statements of LSI Group Holdings Plc at 31 December 1995 and 1996 and for each of the years in the three-year period ended 31 December 1996, which report appears in the form 10-K of Sunterra Corporation for the fiscal year ended 31 December 1997, filed on 30 March 1998, as amended by the form 10-K/A of Sunterra Corporation filed on 6 April 1998.

Yours faithfully

/s/ KPMG

KPMG